EXHIBIT 5.7

CONSENT OF EXPERT

Reference is made to the technical report, dated March 29, 2012, titled IDOP Technical Report (the “Report”).

In connection with the filing of Ivanhoe Mines Ltd.’s preliminary short form prospectus, dated May 22, 2012, all supplements thereto and all documents incorporated by reference therein (collectively, the “Prospectus”) and the registration statement on Form F-10, dated May 23, 2012, and any amendments thereto, including any post-effective amendments (collectively, the “Registration Statement”), I, Scott Jackson, Principal Consultant for Quantitative Geoscience Pty. Ltd., consent to the use of my name and references to the Report, or portions thereof, in the Prospectus and the Registration Statement and to the inclusion or incorporation by reference of information derived from the Report in the Prospectus and Registration Statement.

I have read the Prospectus and the Registration Statement and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the Report or that are within my knowledge as a result of the preparation of the Report.

Yours truly,

/s/ Scott Jackson
Title: Principal Consultant Company: Quantitative Geoscience Pty. Ltd.

Date: May 23, 2012